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                                                                                                    EXHIBIT 1
                                                                                                  Page 1 of 5

                                                 CSW CREDIT, INC.
                                                  BALANCE SHEET

                                               AS OF JUNE 30, 2000

                                              (Thousands, Unaudited)

                                              ASSETS

     CURRENT ASSETS:
          Cash and cash equivalents                                                         $             105
          Accounts receivable, net of allowance for doubtful
              accounts of $ 17,895                                                                  1,362,094
                                                                                              ----------------

                  Total current assets                                                              1,362,199
                                                                                              ----------------

     OTHER ASSETS:
          Deferred income taxes                                                                         7,481
          Other                                                                                         8,814
                                                                                              ----------------

                  Total other assets                                                                   16,295
                                                                                              ----------------

                  Total assets                                                              $       1,378,494
                                                                                              ================


                               LIABILITIES AND STOCKHOLDER'S EQUITY

     CURRENT LIABILITIES:
          Short-term debt                                                                   $       1,247,783
          Deferred credits                                                                             27,584
          Accounts payable -affiliated
                                                                                              2,302

          Unearned revenue                                                                              4,650
          Other liabilities
                                                                                                   2,980

                                                                                              ----------------

                  Total current liabilities                                                         1,285,299
                                                                                              ----------------

     STOCKHOLDER'S EQUITY:
          Common stock, no par; authorized 1,000 shares;
              Issued and outstanding 268 shares                                                             1
          Paid-in capital                                                                              93,194
                                                                                              ----------------

                  Total stockholder's equity                                                           93,195
                                                                                              ----------------

                  Total liabilities and stockholder's equity                                $     1,378,494
                                                                                              ================




                         The accompanying notes to the financial  statements are
an integral part of these statements.
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                                                                       EXHIBIT 1
                                                                     Page 2 of 5

                                CSW CREDIT, INC.

                              STATEMENTS OF INCOME

                          FOR THE PERIODS ENDED JUNE 30

                             (Thousands, Unaudited)

                                                                      Three Months Ended                    Twelve Months Ended
                                                                     2000             1999                2000               1999
                                                                ---------------  ---------------      --------------    -----------

REVENUES                                                      $         27,637 $         19,759     $        97,816   $      87,358
                                                                ---------------  ---------------      --------------   ------------

OPERATING EXPENSES:

     Interest                                                          11,657            8,602               45,369          41,903
     Provision for bad debts                                           11,272             6,613              31,248          23,724
     Credit line fees                                                      447              200               1,709             919
     General and administrative                                            475              466               1,963           1,742
                                                                ---------------  ---------------      --------------    ------------

                                                                        23,851           15,881              80,289          68,288
                                                                ---------------  ---------------      --------------    ------------

OPERATING INCOME                                                         3,786            3,878              17,527          19,070
                                                                ---------------  ---------------      --------------    ------------

OTHER INCOME AND (DEDUCTIONS):

     Interest income                                                         -                -                                   3
                                                                                                           293

     Tax benefit of parent company loss                                    178               81                 357             338
                                                                ---------------  ---------------      --------------    ------------

                                                                           178               81                 650             341
                                                                ---------------  ---------------      --------------    ------------

INCOME BEFORE FEDERAL INCOME TAXES                                       3,964            3,959              18,177           19,411
                                                                ---------------  ---------------      --------------    ------------

FEDERAL INCOME TAXES:

     Current                                                              4161           1,089              10,757             6,607
     Deferred                                                         (2,836)               268             (4,520)               69
                                                                ---------------  ---------------      --------------    ------------

                                                                         1,325            1,357               6,237            6,676
                                                                ---------------  ---------------      --------------    ------------

NET INCOME                                                    $          2,639 $          2,602     $        11,940   $       12,735
                                                                ===============  ===============      ==============    ============








                   The accompanying notes to the financial statements are an integral part of these statements.

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                                                                       EXHIBIT 1
                                                                     Page 3 of 5

                                CSW CREDIT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999

                                   (Unaudited)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization

CSW Credit, Inc. (Company) is a wholly owned subsidiary of Central and South West Corporation (CSW, which became a subsidiary of American Electric Power Company, Inc. (AEP), effective June 15, 2000), whose primary business is to purchase, without recourse, the accounts receivable of certain AEP subsidiary companies and non-affiliated companies. Revenue from affiliated companies for the quarters ended June 30, 2000 and 1999 were $14.2 million and $7.4 million respectively. Significant accounting policies are summarized below:

Revenue recognition

Revenues are generally recorded for the difference between the face amount of the receivables purchased and the purchase price.

Allowance for doubtful accounts

The Company maintains an allowance for doubtful accounts at a level which reflects the amount of receivables not reasonably expected to be collected. The allowance is determined principally on the basis of collection experience. Receivables are written off when they are determined to be uncollectable.

Federal income taxes

The Company, together with affiliated companies, files a consolidated Federal income tax return and participates in a tax sharing agreement with the other members of the AEP System. Federal income tax expense resulted in an effective rate of 32% and 33% for the quarters ended June 30, 2000 and 1999, respectively.

Deferred income taxes resulted primarily from the differences between book and tax deductions for bad debt expense. The Company also recognizes the tax benefit of operating losses allocated by the Parent Company to CSW Credit. The Internal Revenue Code provides for tax deductions for bad debts when they are charged off.

Cash and Cash Equivalents

Cash equivalents are considered to be highly liquid debt instruments purchased with a maturity of three months or less. Accordingly, the Company's temporary cash investments are considered cash equivalents.


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                                                                       EXHIBIT 1
                                                                     Page 4 of 5

Related party transactions

Central and South West Services, Inc., a wholly owned subsidiary of CSW, provides administrative services to the Company and is reimbursed for the cost of such services. These services were provided at a cost of $187,000 and $258,000 for the quarters ended June 30, 2000 and 1999.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue, and expenses reported in the accompanying financial statements. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates.

Reclassification

Certain financial statement items have been reclassified to conform to the 2000 presentation.

Basis of Accounting

These financial statements were prepared using the accrual method of accounting.

2.  REGULATION:

The Company is subject to regulation by the Securities  and Exchange  Commission
(SEC) under the Public Utility Holding Company Act of 1935, as amended. The SEC has approved the Company's method of calculating the discount associated with the purchase of AEP subsidiary companies' accounts receivable.

3.  SHORT-TERM DEBT:

The Company issues commercial paper that is secured by the assignment of its receivables. The weighted average interest rate for the quarters ended June 30, 2000 and 1999 was 6.37% and 4.90%, respectively. At June 30, 2000, the Company had a revolving credit agreement aggregating $2.0 billion to back up its commercial paper program. At June 30, 2000, there were no borrowings under the revolving credit agreement. At June 30, 2000 and 1999, the amounts of commercial paper outstanding were approximately $1.3 billion and $818 million, respectively.

4. ReLIANT ENERGY HL&P:

The Company entered into an agreement with Reliant Energy HL&P (formerly Houston Lighting & Power Company) to purchase substantially all of its utility receivables. During the quarters ended June 30, 2000 and 1999, the Company had average Reliant Energy HL&P receivable balances of $375,025,000 and $407,464,000, respectively.


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                                                                       EXHIBIT 1
                                                                     Page 5 of 5


Prior to March 11, 1997, the Company was subject to a SEC restriction (50% Restriction) which required the average amount of non-affiliated accounts receivable outstanding to be less than the average amount of affiliated accounts receivable outstanding for the previous twelve calendar months. The Company received SEC authority to sell excess Reliant Energy HL&P receivables to third parties in order to maintain the Company's compliance with the 50% Restriction.

On March 11, 1997, the SEC issued an order granting the Company temporary relief from the 50% Restriction. Under the order, the Company may purchase up to $450 million in receivables from Reliant Energy HL&P and up to $100 million from other non-affiliated utility companies, based on a twelve-month rolling average. This relief has been granted through December 31, 2000. At June 30, 2000, the Company was in compliance with the provisions set forth by the SEC under the terms of the temporary relief.

5.  UNEARNED INCOME AND DEFERRED CREDITS:

When receivables are factored, a discount rate is applied. A portion of the discount rate is related to the carrying cost of the receivables, which approximates the related cost of administration and handling. This rate is applied when the receivables are initially factored. To appropriately match the revenue received for the carrying of the receivables to their associated costs, a part of this income is deferred until the costs are recognized. In addition to the carrying cost component, an agency fee is applied to receivables. The agency revenue is also deferred, and is shown as deferred credits on the balance sheet.

6.  FINANCIAL INSTRUMENTS:

Cash, cash equivalents, and short-term debt

The fair value equals the carrying amount as stated on the balance sheets because of the short maturity of those instruments.